Exhibit 99.1

NEWS RELEASE

Contact:
Anika Therapeutics, Inc.	Pondel/Wilkinson Klein
Charles Sherwood, Ph.D., CEO	Angeline McCarthy (310) 279-5976
William Knight, CFO	Susan Klein (508) 277-2598
(781) 932-6616

ANIKA THERAPEUTICS ANNOUNCES WORLDWIDE DEVELOPMENT AND
COMMERCIALIZATION PARTNERSHIP WITH ORTHO NEUTROGENA

– Agreement Meets Key Corporate Objective
For Clinical Development of Cosmetic Tissue Augmentation Product –

WOBURN, Mass. – July 26, 2004 – Anika Therapeutics, Inc. (NASDAQ:ANIK) today announced the signing of an exclusive worldwide development and commercialization partnership with the Ortho Neutrogena Division of Ortho-McNeil Pharmaceutical, Inc., for its hyaluronic acid (HA) based cosmetic tissue augmentation (CTA) therapy.  CTA is under development for the correction of dermal defects such as wrinkles, folds and scars, as well as lip augmentation.

Under the terms of the multi-year agreement, Anika will receive an initial payment of $1 million with additional milestone payments to be made upon receipt of final marketing approval from the U.S. Food and Drug Administration (FDA), receipt of a European CE Mark, and upon achievement of other sales and development targets.  The agreement also provides royalties and transfer payments for the supply of CTA products.

In May, Anika commenced a pivotal Phase III U.S. clinical trial to evaluate CTA’s effectiveness for correcting nasolabial folds.  Under the agreement, Ortho Neutrogena is to fund this pivotal Phase III trial and support Anika in its development of this CTA product, as well as possible future line extensions.

Anika President and Chief Executive Officer Charles H. Sherwood, Ph.D. said the agreement meets Anika’s goal of establishing a relationship for its CTA therapy with a premier dermatology company with global marketing and distribution capability.  “Ortho Neutrogena is an excellent

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partner to bring CTA into the expanding aesthetic marketplace.  Ortho Neutrogena contributes worldwide expertise and unsurpassed product quality as one of the largest fully integrated pharmaceutical dermatology groups.  They are well positioned to contribute to the development and advancement of other potential HA-based dermatological products, as well.”

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products and devices intended to promote the repair, protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  Anika’s currently approved products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by Ortho Biotech Products, L.P., and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.  Anika manufactures Amvisc™ and Amvisc Plus™, HA viscoelastic products for ophthalmic surgery, for Bausch & Lomb.  It also produces CoEase™, which is marketed by Advanced Medical Optics, Inc., STAARVISC™-II distributed by STAAR Surgical Company and Shellgel™ for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. The statements are based upon the current beliefs and expectations of management and are subject to significant risks, uncertainties and other factors.  The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including:  its ability to successfully commence and/or complete the pivotal U.S. clinical trial of the CTA product or its other products on a timely basis or at all, and that it obtains clinical safety and efficacy data to support any pre-market approval application and/or FDA or other U.S. or foreign regulatory approvals of such products; that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; and the results of its research and product development efforts and their relative success and timing of regulatory approvals, commercialization of the Company’s products; the risk that the Company’s new arrangements with Ortho Neutrogena will not result in any meaningful sales or will be terminated at an earlier date in accordance with its terms, or that Ortho Neutrogena will fail to perform as it has committed to under the agreement, or that any of the milestones in this agreement will not be achieved.  Even if the Company is successful with its CTA product or its other products, there can be no assurance that it will be successful with other potential products.  Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business” “Risk Factors and Certain Factors Affecting

Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and Current Reports on Form 8-K, current Reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

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